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                                                                    Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the registration statements on Form S-8 (File Nos. 333-109973, 333-59706, 333-47838, 333-02805, 333-68548), of
Dynamics Research Corporation of our report dated March 26, 2003, with respect to the consolidated statement of operations of Dynamics Research Corporation and subsidiaries for the period ended December 31, 2002, and the related statements of changes in stockholders' equity and comprehensive loss and cash flows, and the related financial statement schedule, which report is included in the December 31, 2004 annual report on Form 10-K/A of Dynamics Research Corporation.


/s/ KPMG LLP

Boston, Massachusetts
March 31, 2005